Exhibit to Accompany
Item 77J
Form N-SAR

Frontegra Funds, Inc.
( the "Fund")


According to the provisions of Statement of Position 93 - 2
(SOP 93 - 2) "Determination, Disclosure and Financial
Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies," the Fund is required to report the accumulated net investment income
(loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains).

Accordingly, at June 30, 1999, reclassifications were recorded to decrease accumulated net investment income by $5,960, decrease accumulated net realized losses on investments by $8,577 and decrease paid in capital by $2,617 for the Total Return Bond Fund. In addition, for the Opportunity Fund, at June 30, 1999, reclassifications were recorded to decrease accumulated net investment income by $618, decrease accumulated net realized losses on investments by $2,795 and decrease paid in capital by $2,177. There were no reclassifications made in the Growth Fund at June 30, 1999.

These reclassifications have no impact on the net asset value of the Fund and are designed to present the Fund's capital accounts on a tax basis.
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